Exhibit 99.5

CONSENT OF MARTIN J. DRISCOLL

In accordance with Rule 438 promulgated under the Securities Act of 1933, as amended, the undersigned hereby consents to being named in the Registration Statement on Form S-4 filed by Myriad Pharmaceuticals, Inc. (“MPI”) with the Securities and Exchange Commission on February 12, 2010, and all supplements and amendments thereto (the “Registration Statement”), as a person about to become a director of MPI effective upon the completion of the merger as described in the Registration Statement.

/s/ Martin J. Driscoll
Name: Martin J. Driscoll
Date: February 12, 2010